Filed Pursuant To Rule 433
Registration No. 333-167132
November 14, 2011
What’s the best way to invest in gold? mailer
STATE STREET GLOBAL ADVISORS State Street Financial Center One Lincoln Street, 30th Floor Boston, MA 02111 Gold bars may be a great investment. But they’re a bit awkward to carry around. What’s the best way to invest in gold? Get the facts and ask the experts. Scan this QR code. That’s why we invented the gold ETF. Mr. Sample A. Sample Company Address line 1 Address line 2 Town, XX 01234-5678 SPDRETFs.info/bestway

FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR PUBLIC USE. significant While the shares discounts of ETFs in periods are tradable of market on secondary stress. markets, they may not readily trade in all market conditions and may trade at Important Information Relating to SPDR Gold Trust: The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should Compared with gold bars, coins, mining stocks, read the prospectus in that registration statement and other documents GLD has filed with the SEC for more ® complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the and gold mutual funds, SPDR Gold Shares [GLD] SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any 1 authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. is the easiest, most liquid , and one of the least GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the expensive ways to invest in gold. Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly Get the facts about how SPDR Gold Shares [GLD] compares with other to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an common ways to invest in gold, and take the opportunity to pose your investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value questions on gold to State Street product experts. of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, in the GLD. amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. Corporation. “SPDR” is a registered No financial trademark product offered of Standard by State & Poor’s Street Financial Corporation Services or its LLC affiliates (“S&P”) is sponsored, and has been endorsed, licensed sold for or use promoted by State by Street Learn more and ask the experts. S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, Visit SPDRETFs.info/bestway today. selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 1 GLD is the most liquid gold ETF in the world, trading $2.6 billion dollars in average daily 866.787.2257 • www.spdrgoldshares.com. dollar volume over the past 12 months. This is more than 24 times greater than the average Not FDIC Insured – No Bank Guarantee – May Lose Value daily dollar volume of any other gold ETF during this period of time. Source: NYSE Arca, SPDR ETF Research and Analytics Team, as of 9/30/2011. IBG-5038 Exp. Date: 6/30/2012

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.